Exhibit 99.1

Mitel Names Richard McBee Chief Executive Officer

OTTAWA, Ontario – January 13, 2011 – Mitel (Nasdaq: MITL), a leading provider of unified communications software solutions, today announced its board of directors has appointed Richard McBee chief executive officer of the company effective January 17, 2011. Mr. McBee is also expected to be appointed to Mitel’s board of directors at the next board meeting.

Mr. McBee, with more than 20 years experience in telecommunications, most recently served as President of the Communications & Enterprise Group of Danaher Corporation. In this role, he was responsible for annual sales in excess of $700 million derived from carrier, enterprise, and SMB markets via both direct sales and channel partners. Mr. McBee joined Danaher in 2007 as President, Tektronix Communications, following the acquisition by Danaher of Tektronix. During his 15 years with Tektronix, he held a variety of positions including Sr. Vice President and General Manager, Communications Business Unit; Sr. Vice President of Worldwide Sales, Service and Marketing; and Vice President of Marketing & Strategic Initiatives. Mr. McBee holds an M.B.A. from Chapman School of Business and Economics and graduated from the United States Air Force Academy with a Bachelor of Science in 1986.

“Rich brings with him exceptional operational leadership and a proven ability to drive growth and increase market share”, said Terence H. Matthews, chairman of Mitel’s board of directors. “We are excited to have Rich lead our talented management team and position the company for long-term sustainable growth.”

“I am thrilled to join a world-class organization that has a proven track record of driving technological innovation,” said Mr. McBee. “It is an honor to lead Mitel as it enters its next phase of growth backed by a comprehensive suite of IP-based solutions and a strong network of global partners.”

Richard McBee succeeds current Mitel CEO, Don Smith, who on September 2, 2010 announced that he would step down from the position.

About Mitel

Mitel (Nasdaq:MITL) is a global provider of business communications and collaboration software and services. Mitel’s Freedom architecture provides the flexibility and simplicity organizations need to support today’s dynamic work environment. Through a single cloud-ready software stream, Mitel delivers a powerful suite of advanced communications and collaboration capabilities that provides freedom from walled garden architectures and enables organizations to implement best-of-breed solutions on any network; extends the “in-office” experience anywhere, on any device; and offers choice of commercial options to fit business needs. Mitel’s global headquarters are in Ottawa, Canada, U.S. headquarters are in Chandler, Arizona and EMEA headquarters are in Caldicot, UK, with offices, partners, and resellers worldwide. For more information visit: http://www.mitel.com

Mitel and the Mitel logo are registered trademarks of Mitel Networks Corporation.

All other trademarks are the property of their respective owners.

Contact Information:

Danielle McNeil (media), 613-592-2122 x4643, danielle_mcneil@mitel.com

Cynthia Hiponia (investor relations), 613-592-2122 x1992, investorrelations@mitel.com